Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 24, 2013	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2012

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the fourth quarter and year ended December 31, 2012.

On an adjusted basis, earnings from continuing operations for the year improved 81.1% to $4,381,000 from $2,419,000 in 2011.

Results for this quarter are not comparable to the prior year’s quarter due to the timing of Dover’s fall NASCAR race weekend. Dover’s 2012 fall NASCAR race weekend was held entirely in the third quarter of 2012 while the 2011 fall NASCAR Nationwide Series and Sprint Cup Series races were held during the fourth quarter of 2011. Also, the results for the year ended December 31, 2011 include the results of two NASCAR Nationwide Series and two NASCAR Truck Series races at the Company’s Nashville facility. The Company did not promote these races in 2012.

For the quarter ended December 31, 2012, revenues were $129,000 compared with $22,443,000 in the fourth quarter of 2011. The decrease in revenues was due to the schedule change discussed above.

Operating and marketing expenses were $985,000 in the fourth quarter of 2012 compared to $10,768,000 in the fourth quarter of 2011. The decrease is also from the aforementioned changes.

General and administrative expenses of $2,102,000 in the fourth quarter of 2012 increased from $1,832,000 for the same quarter last year. The increase is primarily due to higher employee related costs at Dover.

Net interest expense was $291,000 for the fourth quarter of 2012 compared to $431,000 in the fourth quarter of 2011. The decrease is primarily due to lower average outstanding borrowings and lower interest rates in the fourth quarter of 2012 compared to 2011.

(Loss) earnings from continuing operations before tax benefit (expense) for the fourth quarter of 2012 were ($4,019,000) compared with $8,562,000 for the fourth quarter of 2011.

Net (loss) earnings for the fourth quarter of 2012 were ($2,356,000) or ($.07) per diluted share compared to $5,061,000 or $.14 per diluted share for the same period last year.

For the year ended December 31, 2012, total revenues were $46,747,000 compared with $51,870,000 in the prior year. The decrease was primarily due to no longer promoting the four NASCAR races at the Company’s Nashville facility. Lower Dover NASCAR related revenues were partially offset by rental and related revenues from the inaugural Firefly Music Festival held in July 2012 on the Company’s Dover parking grounds.

Net earnings were $4,571,000 or $.12 per diluted share for the year ended December 31, 2012 compared to a net loss of ($9,185,000) or ($0.25) per diluted share for 2011. The prior year’s annual results include a non-cash impairment charge of $15,687,000 to write down the carrying value of the Nashville facility to its fair value, a provision for contingent obligation of $2,250,000 and a loss from discontinued operation of $71,000 while the results for 2012 includes a credit of $321,000 related to the contingent obligation. On an adjusted basis, earnings from continuing operations were $4,381,000 or $.12 per diluted share for 2012 compared to $2,419,000 or $.07 per diluted share for 2011.

The Company’s financial position has also improved during 2012. Total borrowings outstanding were $19,700,000 at December 31, 2012 compared to $29,160,000 at December 31, 2011. In December 2012, the Company paid an annual cash dividend on both classes of common stock of $0.04 per share in the amount of $1,475,000.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenues:
Admissions	$—	$6,165	$10,428	$13,633
Event-related	100	4,410	9,889	10,309
Broadcasting	11	11,822	26,404	27,778
Other	18	46	26	150

	129	22,443	46,747	51,870

Expenses:
Operating and marketing	985	10,768	26,688	31,926
Impairment charge	—	—	—	15,687
General and administrative	2,102	1,832	7,560	8,329
Depreciation	823	843	3,314	4,588

	3,910	13,443	37,562	60,530

Operating (loss) earnings	(3,781)	9,000	9,185	(8,660)

Interest expense, net	(291)	(431)	(1,396)	(2,245)
Provision for contingent obligation	53	(5)	321	(2,250)
Other (expense) income	—	(2)	(48)	15
Loss on extinguishment of debt	—	—	—	(67)

(Loss) earnings from continuing operations before income tax benefit (expense)	(4,019)	8,562	8,062	(13,207)

Income tax benefit (expense)	1,663	(3,500)	(3,491)	4,093

(Loss) earnings from continuing operations	(2,356)	5,062	4,571	(9,114)

Loss from discontinued operation, net of income tax benefit	—	(1)	—	(71)

Net (loss) earnings	$(2,356)	$5,061	$4,571	$(9,185)

Net (loss) earnings per common share - basic:
Continuing operations	$(0.07)	$0.14	$0.12	$(0.25)
Discontinued operation	—	—	—	—

Net (loss) earnings	$(0.07)	$0.14	$0.12	$(0.25)

Net (loss) earnings per common share - diluted:
Continuing operations	$(0.07)	$0.14	$0.12	$(0.25)
Discontinued operation	—	—	—	—

Net (loss) earnings	$(0.07)	$0.14	$0.12	$(0.25)

Weighted average shares outstanding:
Basic	36,300	36,195	36,299	36,194
Diluted	36,300	36,195	36,299	36,194

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP (LOSS) EARNINGS TO ADJUSTED (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31, (1)		Years Ended December 31,
	2012	2011	2012	2011

GAAP (loss) earnings from continuing operations before income taxes	$(4,019)	$8,562	$8,062	$(13,207)

Non-cash impairment charge (2)	—	—	—	15,687

Provision for contingent obligation (2)	(53)	5	(321)	2,250

Adjusted (loss) earnings from continuing operations before income taxes	$(4,072)	$8,567	$7,741	$4,730

GAAP (loss) earnings from continuing operations	$(2,356)	$5,062	$4,571	$(9,114)

Non-cash impairment charge, net of income taxes (2)	—	—	—	10,197

Provision for contingent obligation, net of income taxes (2)	(31)	3	(190)	1,336

Adjusted (loss) earnings from continuing operations	$(2,387)	$5,065	$4,381	$2,419

GAAP (loss) earnings per common share from continuing operations - diluted	$(0.07)	$0.14	$0.12	$(0.25)

Non-cash impairment charge, net of income taxes (2)	—	—	—	0.28

Provision for contingent obligation, net of income taxes (2)	—	—	—	0.04

Adjusted (loss) earnings per common share from continuing operations - diluted	$(0.07)	$0.14	$0.12	$0.07

(1)	Our fall NASCAR Sprint Cup Series event was held in September of 2012 compared to October of 2011.
(2)

On August 3, 2011, we announced that our wholly-owned subsidiary Nashville Superspeedway notified NASCAR that it would not seek 2012 sanction agreements and therefore we no longer promote NASCAR events at this facility. We continue to use the track for motorsports race team testing and are currently evaluating all of our options for the facility. We incurred a non-cash impairment charge of $15,687,000 in the third quarter of 2011 as a result of our decision to no longer promote NASCAR events at this facility. Additionally, we recorded a $2,245,000 provision for contingent obligation reflecting the present value of the estimated portion of the Wilson County bonds debt service that may not be covered by the projected sales and incremental property taxes from the facility. Due to changing interest rates, the provision for contingent obligation (decreased) increased by ($316,000) and $5,000 in 2012 and 2011, respectively.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted (loss) earnings from continuing operations before income taxes, adjusted (loss) earnings from continuing operations and adjusted (loss) earnings per common share from continuing operations - diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned non-cash impairment charge and the provision for contingent obligation. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to (loss) earnings from continuing operations before income taxes, (loss) earnings from continuing operations or diluted (loss) earnings per share from continuing operations, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash	$15	$15
Accounts receivable	224	689
Inventories	124	115
Prepaid expenses and other	1,222	1,255
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	11
Deferred income taxes	78	67

Total current assets	1,663	2,152

Property and equipment, net	92,896	96,380
Other assets	738	783
Deferred income taxes	490	496

Total assets	$95,787	$99,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$145	$116
Accrued liabilities	2,903	2,584
Income taxes payable	132	145
Deferred revenue	2,719	3,129

Total current liabilities	5,899	5,974

Revolving line of credit	19,700	29,160
Liability for pension benefits	3,065	2,713
Other liabilities	1,934	2,250
Deferred income taxes	17,096	14,765

Total liabilities	47,694	54,862

Stockholders’ equity:
Common stock	1,836	1,828
Class A common stock	1,851	1,851
Additional paid-in capital	102,166	101,888
Accumulated deficit	(55,256)	(58,352)
Accumulated other comprehensive loss	(2,504)	(2,266)

Total stockholders’ equity	48,093	44,949

Total liabilities and stockholders’ equity	$95,787	$99,811

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended December 31,
	2012	2011

Operating activities:
Net earnings (loss)	$4,571	$(9,185)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	3,314	4,588
Amortization of credit facility fees	228	382
Stock-based compensation	313	407
Deferred income taxes	2,489	(4,935)
Provision for contingent obligation	(321)	2,250
Loss on sale of land	52	—
Impairment charge	—	15,687
Loss on extinguishment of debt	—	67
Changes in assets and liabilities:
Accounts receivable	465	150
Inventories	(9)	86
Prepaid expenses and other	(3)	174
Receivable from Dover Downs Gaming & Entertainment, Inc.	11	(29)
Accounts payable	29	(30)
Accrued liabilities	274	(965)
Income taxes payable	(13)	21
Deferred revenue	(410)	(515)
Other liabilities	(45)	(295)

Net cash provided by operating activities	10,945	7,858

Investing activities:
Capital expenditures	(468)	(258)
Proceeds from the sale of property and equipment	585	1,875
Proceeds from the sale of available-for-sale securities	—	526
Purchase of available-for-sale securities	(100)	(532)

Net cash provided by investing activities	17	1,611

Financing activities:
Borrowings from revolving line of credit	21,300	60,700
Repayments on revolving line of credit	(30,760)	(69,740)
Dividends paid	(1,475)	—
Repurchase of common stock	(27)	(52)
Credit facility fees	—	(431)

Net cash used in financing activities	(10,962)	(9,523)

Net decrease in cash	—	(54)
Cash, beginning of period	15	69

Cash, end of period	$15	$15